Exhibit 5
                                                                       ---------


July 31, 2006

Appaloosa Management L.P.
26 Main Street
Chatham, NJ 07928
Attention: Ronald Goldstein
Vice President

Harbinger Capital Partners Master Fund I, Ltd.
555 Madison Avenue, 16th Floor
New York, NY 10022
Attn: Philip A. Falcone

Gentlemen:

Pursuant to our recent conversations, we are pleased to confirm the arrangements under which Merrill Lynch & Co. ("Merrill Lynch") will act as financial advisor to Appaloosa Management L.P. ("AMLP") and Harbinger Capital Partners Master Fund I, Ltd. ("HCP") in connection with any potential restructuring, acquisition or other transaction involving Delphi Corporation (together with its affiliates and subsidiaries, "Delphi")(a "Transaction").

1. SCOPE OF ENGAGEMENT. As your financial advisor, we will perform such financial advisory and investment banking services for AMLP and HCP as are customary and appropriate in transactions of this type and as you reasonably request, including assisting AMLP and HCP in analyzing, structuring, negotiating and effecting the proposed Transaction on the terms and conditions of this letter agreement. In this regard, we propose to undertake certain activities on your behalf, including, if appropriate, the following:

     (a) performing financial analyses of Delphi in the context of the Transaction;

     (b) preparing financial analyses relating to Delphi's business plan in the context of the Transaction and assisting AMLP and HCP in structuring and negotiating the financial aspects of any AMLP Sponsored Transaction (as defined below);

     (c) assisting AMLP and HCP in reviewing and analyzing financing alternatives for any proposed Transaction;

     (d) assuming an agreement in principle is reached for the Transaction, advising and assisting AMLP and HCP in negotiating a definitive Transaction agreement;

     (e) assisting AMLP and HCP in any proceedings relating to regulatory or court approvals required for the Transaction; and

     (f) rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Merrill Lynch, AMLP and HCP.

     In addition to the services described above, Merrill Lynch agrees to proceed with its internal review and commitment approval process to determine whether Merrill Lynch is prepared to undertake any required committed financing, including as a backstop funder (a "Committed Financing"). Merrill Lynch agrees to use its reasonable best efforts to complete such approval process to obtain preliminary approval, subject to finalization of definitive terms, prior to making any financing proposal to AMLP and HCP with respect to any AMLP Sponsored Transaction.

     As you are aware, financing transactions of this type are subject to satisfactory market conditions and to other customary conditions in the context of any such financing such as the determination of the ultimate structure of the Transaction, including the terms of the Committed Financing, satisfactory completion of a business and legal due diligence review, Merrill Lynch commencing and completing its customary internal committee review and obtaining approval pursuant thereto and execution of definitive documentation in a form satisfactory to Merrill Lynch. This letter is not intended to be and should not be construed as a commitment with respect to the Committed Financing or any other financing and creates no obligation or liability on the part of Merrill Lynch or any of its affiliates in connection with or any agreement by Merrill Lynch or any of its affiliates to provide, place, underwrite or participate in any financing.

     2. OTHER TRANSACTIONS. In consideration of the provision of Merrill Lynch's services hereunder, AMLP and HCP agree that, during the Term (as defined below), Merrill Lynch will be afforded an opportunity to participate with UBS Securities LLC as backstop funders in respect of any debt or equity financing (including, without limitation, any bank or bond financing, broadly distributed equity or bond rights offering, any public or Rule 144A (under the Securities Act of 1933, as amended) equity or debt financing and any private placement of equity or debt for which placement an investment bank is hired) in connection with any Transaction sponsored by AMLP and not financed by (or the financing for which is not led by) AMLP (an "AMLP Sponsored Transaction").

     Notwithstanding the foregoing, during the Term, Merrill Lynch will not, without the express prior written consent of AMLP and HCP, (a) be engaged to act as a financial advisor to any other party with respect to any Transaction (other than an AMLP Sponsored Transaction or any other restructuring, acquisition or other transaction involving Delphi supported by AMLP) and (b) act as underwriter or placement agent in an offering of any securities of Delphi that is not an AMLP Supported Transaction or that is in connection with any other restructuring, acquisition or other transaction involving Delphi that is not supported by AMLP; provided that in any event such restrictions will not apply upon the effective date of Delphi's emergence from bankruptcy. AMLP and HCP each agrees to promptly inform Merrill Lynch whether or not it intends to support any other restructuring, acquisition or other transaction involving Delphi.

     Notwithstanding anything else in this letter agreement, Merrill Lynch and its affiliates may effect or recommend transactions, vote or otherwise exercise its discretion in connection with holdings of any securities or other financial instruments or indebtedness, either as principal or as agent on behalf of third parties, in the ordinary course of Merrill Lynch's business or the business of its affiliates, in, relating to or involving (i) securities or financial instruments of Delphi, including, without limitation, transactions in which Merrill Lynch or its affiliates are acting as an investment advisor, an investment company, a broker or dealer in securities or other financial instruments, as a lender, loan participant, or as counterparty, a market maker, a specialist, an arbitrageur or other similar role, and (ii) financial assets and liabilities and related securitizations, factoring and servicing operations of Delphi, including, without limitation, transactions involving deposit accounts, commercial and consumer loans, commercial and residential mortgages, accounts receivable and other evidences of indebtedness.

3. DISCLOSURE. Any document, advice, opinion or analysis provided by Merrill Lynch hereunder will be solely for the use and benefit of AMLP and HCP and, except as required by law or regulation, will not be quoted, reproduced, summarized, or otherwise disclosed, nor will any reference to Merrill Lynch be made, without Merrill Lynch's prior written consent; provided, however, that in the event of any such disclosure required by law or regulation, AMLP and HCP agree to give Merrill Lynch prompt notice thereof and to reasonably cooperate with Merrill Lynch in securing a protective order in the event of such disclosure and that any disclosure made pursuant to public filings shall be subject to Merrill Lynch's prior review. Notwithstanding any other provision of this letter agreement, immediately upon the commencement of discussions with respect to the transactions contemplated hereby, AMLP and HCP (and each employee, representative or other agent of AMLP and HCP) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this letter agreement and all materials of any kind (including opinions or other tax analyses) that are provided to AMLP and HCP relating to such tax treatment and tax structure.

4. INFORMATION. AMLP and HCP each agrees that it will furnish, or arrange to have furnished to, Merrill Lynch such information as Merrill Lynch believes appropriate to its engagement hereunder (for any information about Delphi, only to the extent it is reasonably able to do so), and will update such information as appropriate, and Merrill Lynch will use and rely on publicly available information available from generally recognized public sources (all such information so furnished or publicly available being the "Information"). AMLP and HCP recognize and consent to the fact that Merrill Lynch (i) will use and rely on the accuracy and completeness of the Information supplied or otherwise made available to Merrill Lynch without having any obligation to independently verify the same, (ii) does not assume responsibility for the accuracy or completeness of the Information or such other information, (iii) has no obligation to undertake an independent evaluation, appraisal or physical inspection of any assets or liabilities of AMLP, HCP or Delphi, and (iv) with respect to any financial forecasts (including cost savings and synergies) that may be furnished to or discussed with Merrill Lynch by AMLP, HCP or Delphi, will assume that they have been reasonably prepared and reflect the best then currently available estimates and judgment of AMLP, HCP or Delphi's management.

5. INDEPENDENT CONTRACTOR. It is understood and agreed that Merrill Lynch is retained to act solely as financial advisor and, in such capacity, shall act as an independent contractor with duties solely to AMLP and HCP and nothing in this letter agreement or the nature of the services shall be deemed to create a fiduciary or agency relationship between Merrill Lynch, on the one hand, and AMLP, HCP or their respective stockholders, partners, members, creditors, employees or any other party, on the other hand.

6. TERM AND TERMINATION. This engagement may be terminated by AMLP, HCP or Merrill Lynch at any time after the date hereof upon 30 days prior written notice (the

"Term"), it being understood that the provisions of the last two paragraphs of Sections 2 (Other Transactions), 3 (Disclosure), 5 (Independent Contractor), 6 (Term and Termination), 7 (Indemnity) and 8 (Miscellaneous) shall survive termination of this letter agreement.

7. INDEMNITY. In connection with engagements such as this, it is Merrill Lynch's policy to receive indemnification. AMLP and HCP agree to the provisions with respect to the indemnification of Merrill Lynch and the other matters set forth in Annex A. Annex A is incorporated by reference in its entirety into this letter. The obligations of AMLP and HCP hereunder shall be several (and not joint and several) obligations. The pro rata share of each party's obligation is set forth under the name of such party on the signature pages to this letter agreement.

8. MISCELLANEOUS.

(a) Merrill Lynch is acting as Financial Advisor and is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory or tax matters. You should consult with your other professional advisors concerning these matters before undertaking the proposed transaction.

(b) Merrill Lynch is a full service securities firm engaged, either directly or through its affiliates, in various activities including securities trading, investment management, financing and brokerage activities and financial advisory services for companies, governments and individuals. In the ordinary course of these activities, Merrill Lynch and its affiliates may actively trade the debt and equity securities or other financial instruments (or related derivative instruments) of Delphi or other parties which may be the subject of the engagement contemplated by this letter agreement for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities or instruments. The interests of the parties described in this Section 8(b) may conflict with yours.

(c) Each party hereto acknowledges and agrees that (i) neither AMLP nor HCP has determined to pursue or support any Transaction (including, in the case of AMLP, an AMLP Sponsored Transaction), (ii) that AMLP, in its sole discretion, may decide not to pursue an AMLP Sponsored Transaction, (iii) that AMLP and HCP have no understandings, agreements or arrangements, whatsoever, among themselves with respect to any Transaction (including an AMLP Sponsored Transaction) or with respect to the voting, disposition or any other investment decision with respect to the securities of Delphi, and (iv) that AMLP and HCP may vote, dispose of, and/or invest in any securities of Delphi without obligation or notice to any other party.

(d) AMLP and HCP hereby consent to Merrill Lynch or its affiliates acting as principal and not as agent or fiduciary of, or financial advisor to, AMLP and HCP with respect to any Committed Financing.

(d) No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby. This letter agreement shall inure to the benefit of and be binding on AMLP, HCP and Merrill Lynch and their respective successors.

(e) In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement shall not in any way be affected or impaired thereby.

(f) This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each of Merrill Lynch, AMLP and HCP (each on its own behalf and, to the extent permitted by applicable law, on behalf of its stakeholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this letter agreement.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Merrill Lynch the duplicate copy of this letter agreement enclosed herewith. We are delighted to accept this engagement and look forward to working with you on the assignment.

                                                   Very truly yours,

                                                   MERRILL LYNCH, PIERCE, FENNER
                                                     & SMITH INCORPORATED


                                                   By /s/ Scott Levy
                                                      --------------------------
                                                      Scott Levy
                                                      Managing Director
                                                      Investment Banking Group

Accepted and Agreed to as of
the date first written above:

APPALOOSA MANAGEMENT L.P.
  Pro rate share: 66.242%


By /s/ K. Maiman
   ---------------------------
   Kenneth Maiman, Authorized Signatory


HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
  Pro rate share: 33.758%

By:  Harbinger Capital Partners Offshore Manager, LLC,
     as investment manager


By /s/ Philip A. Falcone
   ---------------------------
   Philip A. Falcone, Senior Managing Director

                                     ANNEX A

     In the event that Merrill Lynch becomes involved in any threatened or pending claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") to the extent such Proceeding arises out of or is in connection with Merrill Lynch's engagement as financial advisor pursuant to the engagement letter, including, without limitation, with respect to related services and activities prior to the date of the engagement letter, AMLP and HCP agree to indemnify, defend and hold Merrill Lynch harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any such Proceeding, except to the extent that it shall be determined by a court of competent jurisdiction in a final judgment that such losses, claims, damages, liabilities and expenses resulted from the gross negligence or willful misconduct of Merrill Lynch. In the event that Merrill Lynch becomes involved in any capacity in any such threatened or pending Proceeding, AMLP and HCP will reimburse Merrill Lynch for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are incurred by Merrill Lynch in connection therewith; provided to the extent it shall be determined by a court of competent jurisdiction in a final judgment that such reimbursed expenses resulted from the gross negligence or willful misconduct of Merrill Lynch, Merrill Lynch will promptly refund any such reimbursed expenses to AMLP and HCP.

     If such indemnification were not to be available for any reason (other than a judicial determination of the gross negligence or willful misconduct of Merrill Lynch as set forth above), AMLP and HCP agree to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by AMLP and HCP, on the one hand, and Merrill Lynch, on the other hand, in connection with the matters contemplated by the engagement letter (whether or not a Transaction is consummated) or (ii) if (but only if) the allocation provided in for clause (i) is for any reason held unenforceable, in the proportion appropriate to reflect the relative fault of AMLP and HCP, on the one hand, and Merrill Lynch, on the other hand, as well as any other relevant equitable considerations. AMLP and HCP agree that for the purposes of clause (i) in the prior sentence the relative benefits to AMLP, HCP and Merrill Lynch shall be deemed to be in the same proportion that the total value paid or issued or contemplated to be paid or issued by AMLP and HCP to Delphi, its shareholders, stakeholders or creditors, as appropriate, or the total value received or contemplated to be received by AMLP and HCP from Delphi, as appropriate, in each case as a result of or in connection with the Transaction, bears to the fees paid or to be paid to Merrill Lynch under the engagement letter; provided that, in no event (other than a final judicial determination of the gross negligence or willful misconduct of Merrill Lynch) shall AMLP and HCP contribute less than the amount necessary to assure that Merrill Lynch is not liable for losses, claims, damages, liabilities and expenses (including legal and other expenses) in excess of the amount of fees actually received by Merrill Lynch pursuant to the engagement letter.

     AMLP and HCP will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not Merrill Lynch or any other Indemnified Party is an actual or potential party to such Proceeding, without Merrill Lynch's prior written consent (which consent shall not be unreasonably withheld in the case of a Proceeding involving only the payment of money damages), unless such settlement is confidential and (i) includes an unconditional release of Merrill Lynch from all liability in any way related to or arising out of such Proceeding and (ii) does not include an admission of fault, culpability or a failure to act by or with respect to Merrill Lynch or an adverse statement regarding the reputation or conduct of Merrill Lynch.

     AMLP and HCP agree that no Indemnified Party shall have any direct or indirect liability to AMLP or HCP or any person asserting claims on behalf of or in right of AMLP or HCP (including, without limitation, any of their respective security holders, partners or creditors) in connection with or as a result of either Merrill Lynch's engagement under the engagement letter or any matter referred to in the engagement letter, including, without limitation, related services and activities prior to the date of the engagement letter, except to the extent that it shall be determined by a court of competent jurisdiction in a final judgment that any losses, claims, damages, liabilities or expenses incurred by AMLP and/or HCP resulted from the gross negligence or willful misconduct of Merrill Lynch in performing the services that are the subject of the engagement letter.

     For purposes of this Indemnification Annex, Merrill Lynch shall include Merrill Lynch, Pierce, Fenner & Smith Incorporated, any of its affiliates, each other person, if any, controlling Merrill Lynch or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

     It is understood that this Annex A shall not apply to any Proceeding in connection with or arising out of any financings in connection with any Transaction. The indemnification arrangements with respect to any such financings shall be between Delphi and the arrangers/underwriters as provided in the definitive agreements governing any such financings.

     AMLP and HCP agree to use their reasonable efforts to have Delphi assume the obligations of AMLP and HCP under this Annex A and to the extent Delphi assumes such obligations, AMLP and HCP will thereafter be relieved of any further obligations under this Annex A.

     The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of Merrill Lynch's services thereunder.